PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 1, 2007)	Registration No. 333-135464
$500,000,000
Allied World Assurance Company Holdings, Ltd
7.50% Senior Notes due 2016
     This Prospectus Supplement No. 5 supplements the Market-Making Prospectus, dated May 1, 2007, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.
     This Prospectus Supplement No. 5 includes a Current Report on Form 8-K filed with the SEC on November 8, 2007. The Form 8-K includes an earnings release announcing the issuer’s financial results for the fiscal quarter ended September 30, 2007.
     You should read this Prospectus Supplement No. 5 in conjunction with the Market-Making Prospectus. This Prospectus Supplement No. 5 updates information in the Market-Making Prospectus and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 5 supersedes the information contained in the Market-Making Prospectus.
     Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is November 8, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2007

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 2.02. Results of Operations and Financial Condition
     On November 7, 2007, Allied World Assurance Company Holdings, Ltd issued a press release reporting its third quarter 2007 results and the availability of its third quarter 2007 financial supplement. The press release and the financial supplement are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively. The information hereunder is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description

99.1	Press release, dated November 7, 2007, reporting third quarter results.

99.2	Third Quarter 2007 Financial Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: November 7, 2007	By:	/s/ Joan H. Dillard
Name: Joan H. Dillard Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated November 7, 2007, reporting third quarter results.

99.2	Third Quarter 2007 Financial Supplement.

Exhibit 99.1
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD REPORTS THIRD
QUARTER 2007 OPERATING RESULTS AND ANNOUNCES INCREASED
QUARTERLY DIVIDEND
PEMBROKE, BERMUDA, November 7, 2007 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $109.0 million, or $1.72 per diluted share, for the third quarter 2007 compared to net income of $114.0 million, or $1.89 per diluted share, for the third quarter 2006. Net income for the nine months ended September 30, 2007 was $346.2 million, or $5.51 per diluted share, compared to net income of $314.5 million, or $5.76 per diluted share, for the first nine months of 2006.
The company reported operating income of $112.2 million, or $1.77 per diluted share, for the third quarter 2007 compared to operating income of $122.5 million, or $2.03 per diluted share, for the third quarter 2006. Operating income for the nine months ended September 30, 2007 was $357.9 million, or $5.70 per diluted share, compared to operating income of $338.5 million, or $6.20 per diluted share, for the first nine months of 2006. The decrease in diluted earnings per share amounts reflects the increase in the number of common shares outstanding resulting primarily from the company’s initial public offering in July 2006.
The company’s annualized net income return on average equity for the three and nine months ended September 30, 2007 was 17.5% and 19.4%, respectively. The company’s annualized operating return on average equity for the three and nine months ended September 30, 2007 was 18.0% and 20.0%, respectively.
President and Chief Executive Officer Scott Carmilani commented, “Allied World continues to produce consistent results and to grow shareholders’ book value. Through September, the company has increased diluted book value per share by 19.8%, on an annualized basis. The company has benefited from significantly increasing investment income and from a light catastrophe period.”
Mr. Carmilani continued, “We are in an increasingly challenging marketplace, characterized by increased competition and rate declines in direct insurance business. We continue to put our highest priority on underwriting discipline. At this time, we are being very selective in underwriting business that meets our target risk and return profile.”
Mr. Carmilani added, “However, we will continue to pursue what we believe are good business opportunities and diversify our global operating platforms. Specifically, we are engaging highly talented teams of people and expanding our platform and product offerings in carefully selected markets and geographies in order to pursue the best returns possible.”
Underwriting Results
Gross premiums written for both the three and nine months ended September 30, 2007 in each operating segment were down over the comparable 2006 periods as a result of increasing competition and declining rates for new and renewal business, as well as the non-renewal of business that did not meet our underwriting requirements.
Gross premiums written were $276.3 million in the third quarter 2007, a 23.8% decrease compared to $362.5 million in the third quarter 2006.  Approximately $32.8 million of this decrease was due to the timing of a renewal and estimated premium adjustments in the reinsurance segment.  One large treaty that previously renewed in the third quarter of 2006 was renewed in the second quarter of 2007 for approximately $23.1 million, and there was a reduction in estimated premium adjustments of approximately $9.7 million recorded in the third quarter 2007 as compared to the third quarter 2006.  The adjusted reduction in gross premiums written would have been 15.1% for the third quarter 2007 compared to the third quarter 2006.
For the nine months ended September 30, 2007, gross premiums written totaled $1,245.2 million, a 9.7% decrease compared to $1,378.9 million in the first nine months of 2006.  Of this decrease, approximately $59.6 million was due to a reduction in estimated premium adjustments recorded in the reinsurance segment in the first nine months of 2007 as compared to the first nine months of 2006.  Absent these adjustments, gross premiums written would have been reduced by 5.6% for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.
Net premiums written were $219.3 million in the third quarter 2007, a 26.4% decrease compared to $298.0 million in the third quarter 2006. For the nine months ended September 30, 2007, net premiums written totaled $963.7 million, a 12.1% decrease compared to $1,095.9 million in the first nine months of 2006. The decrease in net premiums written reflected the reduction in gross premiums written and the increased utilization of reinsurance in the casualty segment.
Net premiums earned in the third quarter 2007 were $283.7 million, a 10.7% decrease compared to $317.8 million for the third quarter 2006. For the nine months ended September 30, 2007, net premiums earned totaled $873.3 million, a 6.3% decrease from net premiums earned of $932.2 million in the first nine months of 2006.
The combined ratio was 84.1% in the third quarter 2007 compared to 76.9% in third quarter 2006. The loss and loss expense ratio was 61.1% in the third quarter 2007 compared to 56.9% in the third quarter 2006. During the third quarter 2007, the company recorded net favorable reserve development on prior loss years of $28.6 million, a benefit of 10.1 percentage points to the company’s loss and loss expense ratio for this quarter. In the third quarter 2006, the company recorded net favorable reserve development on prior loss years of $38.7 million, a benefit of 12.2 percentage points to the company’s loss and loss expense ratio for that quarter. The combined ratio for the nine months ended September 30, 2007 was 81.2% compared to 80.0% for the first nine months of 2006.

Investment Results
Net investment income in the third quarter 2007 was $76.1 million, an increase of 24.0% over the $61.4 million of net investment income in the third quarter 2006. For the nine months ended September 30, 2007, net investment income was $222.7 million, an increase of 24.9% over the $178.4 million of net investment income in the first nine months of 2006. These increases primarily reflect the growth in the company’s invested asset base driven by positive operating cash flows and increased interest rates.
Net realized investment losses for the three and nine months ended September 30, 2007 were $4.2 million and $12.2 million, respectively. During the three and nine months ended September 30, 2007, the company recorded write-downs of approximately $25.4 million and $37.7 million, respectively, related to declines in market value of securities in our available for sale portfolio that were considered to be other than temporary. Net realized losses for both the three and nine months ended September 30, 2007 included a write down of $23.9 million for our investment in the Goldman Sachs Global Alpha Hedge Fund PLC. Offsetting these net realized investment losses for the three and nine months ended September 30, 2007, the company recorded net realized gains from the sale of securities of $21.2 million and $25.5 million, respectively.
Shareholders’ Equity
As of September 30, 2007, shareholders’ equity was $2.6 billion compared to $2.2 billion reported as of December 31, 2006. Diluted book value per share was $40.50 as of September 30, 2007 compared to $35.26 as of December 31, 2006.
Quarterly Dividend
Allied World’s board of directors has declared a quarterly dividend of $0.18 per common share, a 20% increase over the $0.15 per share dividend declared last quarter. The dividend will be payable on December 20, 2007 to shareholders of record as of the close of business on December 4, 2007.
Conference Call
Allied World will host a conference call on Thursday, November 8, 2007 at 8:30 a.m. (Eastern Time) to discuss its third quarter financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 825-3308 (U.S. and Canada callers) or (617) 213-8062 (international callers) and entering the passcode 30306753 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Thursday, November 22, 2007 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 74463683. In addition, the webcast will remain available online through Thursday, November 22, 2007 at www.awac.com.

Financial Supplement
A financial supplement relating to the third quarter 2007 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average equity” (“ROAE”) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Gross premiums written	$276,253	$362,478	$1,245,208	$1,378,914
Premiums ceded	(56,956)	(64,462)	(281,480)	(283,057)

Net premiums written	219,297	298,016	963,728	1,095,857
Change in unearned premiums	64,362	19,743	(90,384)	(163,638)

Net premiums earned	283,659	317,759	873,344	932,219
Net investment income	76,133	61,407	222,718	178,351
Net realized investment losses	(4,196)	(9,080)	(12,161)	(24,488)

Total revenue	355,596	370,086	1,083,901	1,086,082

Expenses:
Net losses and loss expenses	173,246	180,934	515,466	566,738
Acquisition costs	29,198	37,785	90,266	106,920
General and administrative expenses	36,050	25,640	103,685	72,218
Interest expense	9,481	9,529	28,337	23,056
Foreign exchange gain	(976)	(561)	(412)	(491)

Total expenses	246,999	253,327	737,342	768,441

Income before income taxes	108,597	116,759	346,559	317,641
Income tax (recovery) expense	(362)	2,774	392	3,164

NET INCOME	$108,959	$113,985	$346,167	$314,477

PER SHARE DATA:
Basic earnings per share	$1.80	$1.95	$5.73	$5.94
Diluted earnings per share	$1.72	$1.89	$5.51	$5.76
Weighted average common shares outstanding	60,413,019	58,376,307	60,381,867	52,900,664
Weighted average common shares and common share equivalents outstanding	63,250,024	60,451,643	62,808,186	54,577,445
Dividends declared per share	$0.15	$—	$0.45	$—

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2007	2006

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost:2007: $5,984,929; 2006: $5,188,379)	$6,022,625	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $280,696; 2006: $245,657)	310,715	262,557

Total investments	6,333,340	5,440,369
Cash and cash equivalents	329,862	366,817
Restricted cash	46,903	138,223
Securities lending collateral	795,486	304,742
Insurance balances receivable	320,070	304,261
Prepaid reinsurance	178,951	159,719
Reinsurance recoverable	674,398	689,105
Accrued investment income	44,223	51,112
Deferred acquisition costs	123,932	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	7,951	16,545
Net deferred tax assets	3,661	5,094
Other assets	42,032	40,347

Total assets	$8,904,729	$7,620,580

LIABILITIES:
Reserve for losses and loss expenses	$3,831,962	$3,636,997
Unearned premiums	923,413	813,797
Unearned ceding commissions	30,822	23,914
Reinsurance balances payable	57,994	82,212
Securities lending payable	795,486	304,742
Balances due on purchase of investments	123,482	—
Senior notes	498,655	498,577
Accounts payable and accrued liabilities	30,140	40,257

Total liabilities	$6,291,954	$5,400,496

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.03 per share, issued and outstanding 2007: 60,424,795 shares; 2006: 60,287,696 shares	1,812	1,809
Additional paid-in capital	1,839,849	1,822,607
Retained earnings	708,197	389,204
Accumulated other comprehensive income: net unrealized gains on investments, net of tax	62,917	6,464

Total shareholders’ equity	2,612,775	2,220,084

Total liabilities and shareholders’ equity	$8,904,729	$7,620,580

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended September 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$60,192	$122,212	$93,849	$276,253
Net premiums written	32,400	92,917	93,980	219,297
Net premiums earned	44,246	114,977	124,436	283,659
Net losses and loss expenses	(29,271)	(71,369)	(72,606)	(173,246)
Acquisition costs	811	(2,927)	(27,082)	(29,198)
General and administrative expenses	(8,421)	(17,876)	(9,753)	(36,050)

Underwriting income	7,365	22,805	14,995	45,165
Net investment income				76,133
Net realized investment losses				(4,196)
Interest expense				(9,481)
Foreign exchange gain				976

Income before income taxes				$108,597

GAAP Ratios:
Loss and loss expense ratio	66.2%	62.1%	58.4%	61.1%
Acquisition cost ratio	(1.8%)	2.5%	21.8%	10.3%
General and administrative expense ratio	19.0%	15.6%	7.8%	12.7%

Combined ratio	83.4%	80.2%	88.0%	84.1%

Quarter Ended September 30, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$88,150	$144,576	$129,752	$362,478
Net premiums written	40,855	127,893	129,268	298,016
Net premiums earned	46,576	135,186	135,997	317,759
Net losses and loss expenses	(28,917)	(78,979)	(73,038)	(180,934)
Acquisition costs	373	(7,301)	(30,857)	(37,785)
General and administrative expenses	(6,273)	(12,894)	(6,473)	(25,640)

Underwriting income	11,759	36,012	25,629	73,400
Net investment income				61,407
Net realized investment losses				(9,080)
Interest expense				(9,529)
Foreign exchange gain				561

Income before income taxes				$116,759

GAAP Ratios:
Loss and loss expense ratio	62.1%	58.4%	53.7%	56.9%
Acquisition cost ratio	(0.8%)	5.4%	22.7%	11.9%
General and administrative expense ratio	13.5%	9.6%	4.8%	8.1%

Combined ratio	74.8%	73.4%	81.2%	76.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Nine Months Ended September 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$318,520	$435,492	$491,196	$1,245,208
Net premiums written	137,479	335,182	491,067	963,728
Net premiums earned	137,055	363,101	373,188	873,344
Net losses and loss expenses	(70,285)	(222,644)	(222,537)	(515,466)
Acquisition costs	374	(13,998)	(76,642)	(90,266)
General and administrative expenses	(24,341)	(49,894)	(29,450)	(103,685)

Underwriting income	42,803	76,565	44,559	163,927
Net investment income				222,718
Net realized investment losses				(12,161)
Interest expense				(28,337)
Foreign exchange gain				412

Income before income taxes				$346,559

GAAP Ratios:
Loss and loss expense ratio	51.3%	61.3%	59.6%	59.0%
Acquisition cost ratio	(0.3%)	3.9%	20.5%	10.3%
General and administrative expense ratio	17.8%	13.7%	7.9%	11.9%

Combined ratio	68.8%	78.9%	88.0%	81.2%

Nine Months Ended September 30, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$374,830	$475,074	$529,010	$1,378,914
Net premiums written	152,808	414,812	528,237	1,095,857
Net premiums earned	141,633	400,488	390,098	932,219
Net losses and loss expenses	(86,965)	(258,993)	(220,780)	(566,738)
Acquisition costs	2,631	(23,575)	(85,976)	(106,920)
General and administrative expenses	(18,233)	(35,873)	(18,112)	(72,218)

Underwriting income	39,066	82,047	65,230	186,343
Net investment income				178,351
Net realized investment losses				(24,488)
Interest expense				(23,056)
Foreign exchange gain				491

Income before income taxes				$317,641

GAAP Ratios:
Loss and loss expense ratio	61.4%	64.7%	56.6%	60.8%
Acquisition cost ratio	(1.9%)	5.9%	22.0%	11.5%
General and administrative expense ratio	12.9%	8.9%	4.7%	7.7%

Combined ratio	72.4%	79.5%	83.3%	80.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income	$108,959	$113,985	$346,167	$314,477
Net realized investment losses	4,196	9,080	12,161	24,488
Foreign exchange gain	(976)	(561)	(412)	(491)

Operating income	$112,179	$122,504	$357,916	$338,474

Weighted average common shares outstanding:
Basic	60,413,019	58,376,307	60,381,867	52,900,664
Diluted	63,250,024	60,451,643	62,808,186	54,577,445

Basic per share data:
Net income	$1.80	$1.95	$5.73	$5.94
Net realized investment losses	0.08	0.16	0.20	0.47
Foreign exchange gain	(0.02)	(0.01)	(0.00)	(0.01)

Operating income	$1.86	$2.10	$5.93	$6.40

Diluted per share data
Net income	$1.72	$1.89	$5.51	$5.76
Net realized investment losses	0.07	0.15	0.19	0.45
Foreign exchange gain	(0.02)	(0.01)	(0.00)	(0.01)

Operating income	$1.77	$2.03	$5.70	$6.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2007	2006
Price per share at period end	$51.91	$43.63
Total shareholders’ equity	2,612,775	2,220,084
Basic common shares outstanding	60,424,795	60,287,696
Add: unvested restricted share units	822,450	704,372
Add: Long-Term Incentive Plan (LTIP) share units	886,251	342,501
Add: dilutive options/warrants outstanding	6,738,093	6,695,990
Weighted average exercise price per share	$33.61	$33.02
Deduct: options bought back via treasury method	(4,362,729)	(5,067,534)

Common shares and common share equivalents outstanding	64,508,860	62,963,025

Basic book value per common share	$43.24	$36.82
Diluted book value per common share	$40.50	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Opening shareholders’ equity	$2,418,186	$1,565,062	$2,220,084	$1,420,266
Add/deduct: accumulated other comprehensive loss/(income)	25,663	83,144	(6,464)	25,508

Adjusted opening shareholders’ equity	2,443,849	1,648,206	2,213,620	1,445,774

Closing shareholders’ equity	2,612,775	2,094,872	2,612,775	2,094,872
Deduct: accumulated other comprehensive income	(62,917)	(3,447)	(62,917)	(3,447)

Adjusted closing shareholders’ equity	2,549,858	2,091,425	2,549,858	2,091,425

Average shareholders’ equity	$2,496,854	$1,869,816	$2,381,739	$1,768,600

Net income available to shareholders	$108,959	$113,985	$346,167	$314,477
Annualized net income available to shareholders	435,836	455,940	461,556	419,303
Annualized return on average shareholders’ equity — net income available to shareholders	17.5%	24.4%	19.4%	23.7%

Operating income available to shareholders	$112,179	$122,504	$357,916	$338,474
Annualized operating income available to shareholders	448,716	490,016	477,221	451,299
Annualized return on average shareholders’ equity - operating income available to shareholders	18.0%	26.2%	20.0%	25.5%

     For further information, please contact:

Investor Contact:	Media Contact:
Keith J. Lennox	Jamie Tully/Susan Burns
Allied World Assurance Company Holdings, Ltd	Sard Verbinnen & Co
212-635-5319	212-687-8080
keith.lennox@awac.com	jtully@sardverb.com
sburns@sardverb.com

Exhibit 99.2
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
3rd Quarter, 2007

Investor Contact: Keith Lennox	This report is for informational purposes only. It should be read in conjunction with documents filed by Allied World Assurance Company Holdings, Ltd with the U.S. Securities and Exchange Commission.
Phone: (212) 635-5319
Fax: (212) 635-5532
email: keith.lennox@awac.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Any forward-looking statements made in this report reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
FINANCIAL SUPPLEMENT TABLE OF CONTENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
BASIS OF PRESENTATION
DEFINITIONS AND PRESENTATION
- All financial information contained herein is unaudited.
- Unless otherwise noted, all data is in thousands of U.S. dollars, except for share, per share, percentage and ratio information.
- Allied World Assurance Company Holdings, Ltd, along with others in the industry, use underwriting ratios as measures of performance. The loss ratio is calculated by dividing net losses and loss expenses by net premiums earned. The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned. The expense ratio is calculated by combining the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is calculated by combining the loss ratio, the acquisition cost ratio and the general and administrative expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and expenses, respectively. The combined ratio presents the total cost per $100 of earned or written premium. A combined ratio below 100% demonstrates underwriting profit; a combined ratio above 100% demonstrates underwriting loss.
- In presenting the company’s results, management has included and discussed certain “non-GAAP” financial measures, as such term is defined in Regulation G promulgated by the SEC. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in this financial supplement. See page 25 for further details.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED FINANCIAL HIGHLIGHTS

		THREE MONTHS ENDED		NINE MONTHS ENDED		Previous		Previous
		SEPTEMBER 30,		SEPTEMBER, 30		Quarter		Year to Date
		2007	2006	2007	2006	Change		Change
HIGHLIGHTS	Gross premiums written	$276,253	$362,478	$1,245,208	$1,378,914		(23.8%)		(9.7%)
	Net premiums written	219,297	298,016	963,728	1,095,857		(26.4%)		(12.1%)
	Net premiums earned	283,659	317,759	873,344	932,219		(10.7%)		(6.3%)
	Net investment income	76,133	61,407	222,718	178,351		24.0%		24.9%
	Net income	108,959	113,985	346,167	314,477		(4.4%)		10.1%
	Operating income	112,179	122,504	357,916	338,474		(8.4%)		5.7%
	Total investments and cash & cash equivalents	6,710,105	5,862,515	6,710,105	5,862,515		14.5%		14.5%
	Total assets	8,904,729	8,012,893	8,904,729	8,012,893		11.1%		11.1%
	Total shareholders’ equity	2,612,775	2,094,872	2,612,775	2,094,872		24.7%		24.7%
	Cash flows from operating activities	229,699	248,956	618,811	667,402		(7.7%)		(7.3%)

PER SHARE AND SHARE DATA	Basic earnings per share
	Net income	$1.80	$1.95	$5.73	$5.94		(7.7%)		(3.5%)
	Operating income	$1.86	$2.10	$5.93	$6.40		(11.4%)		(7.4%)
	Diluted earnings per share
	Net income	$1.72	$1.89	$5.51	$5.76		(9.0%)		(4.3%)
	Operating income	$1.77	$2.03	$5.70	$6.20		(12.8%)		(8.1%)
	Weighted average common shares outstanding
	Basic	60,413,019	58,376,307	60,381,867	52,900,664
	Diluted	63,250,024	60,451,643	62,808,186	54,577,445
	Book value	$43.24	$34.75	$43.24	$34.75		24.4%		24.4%
	Diluted book value	$40.50	$33.54	$40.50	$33.54		20.8%		20.8%

FINANCIAL RATIOS	Return on average equity (ROAE), net income	17.5%	24.4%	19.4%	23.7%	(6.9)	pts	(4.3)	pts
	ROAE, operating income	18.0%	26.2%	20.0%	25.5%	(8.2)	pts	(5.5)	pts
	Annualized investment book yield	4.7%	4.4%	4.7%	4.3%	0.3	pts	0.4	pts

	Loss and loss expense ratio	61.1%	56.9%	59.0%	60.8%	4.2	pts	(1.8)	pts
	Acquisition cost ratio	10.3%	11.9%	10.3%	11.5%	(1.6)	pts	(1.2)	pts
	General and administrative expense ratio	12.7%	8.1%	11.9%	7.7%	4.6	pts	4.2	pts

	Expense ratio	23.0%	20.0%	22.2%	19.2%	3.0	pts	3.0	pts

	Combined ratio	84.1%	76.9%	81.2%	80.0%	7.2	pts	1.2	pts

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS — CONSECUTIVE QUARTERS

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	SEPTEMBER 30, 2007	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006
Revenues
Gross premiums written	$276,253	$530,549	$438,406	$280,111	$362,478
Net premiums written	$219,297	$386,587	$357,844	$210,739	$298,016

Net premiums earned	$283,659	$303,119	$286,566	$319,791	$317,759
Net investment income	76,133	73,937	72,648	66,009	61,407
Net realized investment losses	(4,196)	(1,481)	(6,484)	(4,190)	(9,080)

Total revenues	$355,596	$375,575	$352,730	$381,610	$370,086

Expenses
Net losses and loss expenses:
Current year	$201,799	$208,643	$192,102	$215,456	$219,616
Prior years	$(28,553)	$(32,418)	(26,107)	(43,061)	(38,682)

Total net losses and loss expenses	173,246	176,225	165,995	172,395	180,934
Acquisition costs	29,198	31,872	29,196	34,568	37,785
General and administrative expenses	36,050	34,432	33,203	33,856	25,640
Foreign exchange (gain) loss	(976)	532	32	1,092	(561)
Interest expense	9,481	9,482	9,374	9,510	9,529

Total expenses	$246,999	$252,543	$237,800	$251,421	$253,327

Income before income taxes	$108,597	$123,032	$114,930	$130,189	$116,759
Income tax (recovery) expense	(362)	(255)	1,009	1,827	2,774

Net income	$108,959	$123,287	$113,921	$128,362	$113,985

GAAP Ratios
Loss and loss expense ratio	61.1%	58.1%	57.9%	53.9%	56.9%
Acquisition cost ratio	10.3%	10.5%	10.2%	10.8%	11.9%
General and administrative expense ratio	12.7%	11.4%	11.6%	10.6%	8.1%

Expense ratio	23.0%	21.9%	21.8%	21.4%	20.0%

Combined ratio	84.1%	80.0%	79.7%	75.3%	76.9%

Per Share Data
Basic earnings per share
Net income	$1.80	$2.04	$1.89	$2.13	$1.95
Operating income	$1.86	$2.07	$2.00	$2.22	$2.10
Diluted earnings per share
Net income	$1.72	$1.96	$1.83	$2.04	$1.89
Operating income	$1.77	$1.99	$1.94	$2.12	$2.03

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS — YEAR TO DATE

	NINE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006
Revenues
Gross premiums written	$1,245,208	$1,378,914
Net premiums written	963,728	1,095,857

Net premiums earned	$873,344	$932,219
Net investment income	$222,718	178,351
Net realized investment losses	$(12,161)	(24,488)

Total revenues	$1,083,901	$1,086,082

Expenses
Net losses and loss expenses:
Current year	$602,544	$634,394
Prior years	(87,078)	(67,656)

Total net losses and loss expenses	515,466	$566,738
Acquisition costs	90,266	106,920
General and administrative expenses	103,685	72,218
Foreign exchange gain	(412)	(491)
Interest expense	28,337	23,056

Total expenses	$737,342	$768,441

Income before income taxes	$346,559	$317,641
Income tax expense	392	3,164

Net income	$346,167	$314,477

GAAP Ratios
Loss and loss expense ratio	59.0%	60.8%
Acquisition cost ratio	10.3%	11.5%
General and administrative expense ratio	11.9%	7.7%

Expense ratio	22.2%	19.2%

Combined ratio	81.2%	80.0%

Per Share Data
Basic earnings per share
Net income	$5.73	$5.94
Operating income	$5.93	$6.40
Diluted earnings per share
Net income	$5.51	$5.76
Operating income	$5.70	$6.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION ANALYSIS — CURRENT QUARTER

THREE MONTHS ENDED SEPTEMBER 30, 2007	THREE MONTHS ENDED SEPTEMBER 30, 2006
Gross Premiums Written = $276,253	Gross Premiums Written = $362,478

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION ANALYSIS — YEAR TO DATE

NINE MONTHS ENDED SEPTEMBER 30, 2007	NINE MONTHS ENDED SEPTEMBER 30, 2006
Gross Premiums Written = $1,245,208	Gross Premiums Written = $1,378,914

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$60,192	$122,212	$93,849	$276,253
Net premiums written	$32,400	$92,917	$93,980	$219,297

Net premiums earned	$44,246	$114,977	$124,436	$283,659

Total revenues	$44,246	$114,977	$124,436	$283,659

Expenses
Net losses and loss expenses:
Current year	$42,203	$83,773	$75,823	$201,799
Prior years	(12,932)	(12,404)	(3,217)	(28,553)

Total net losses and loss expenses	29,271	71,369	72,606	173,246
Acquisition costs	(811)	2,927	27,082	29,198
General and administrative expenses	8,421	17,876	9,753	36,050

Total expenses	$36,881	$92,172	$109,441	$238,494

Underwriting Income	$7,365	$22,805	$14,995	$45,165

Net investment income				76,133
Net realized investment losses				(4,196)
Interest expense				(9,481)
Foreign exchange gain				976

Income before income taxes				$108,597

GAAP Ratios
Loss and loss expense ratio	66.2%	62.1%	58.4%	61.1%
Acquisition cost ratio	(1.8%)	2.5%	21.8%	10.3%
General and administrative expense ratio	19.0%	15.6%	7.8%	12.7%

Expense ratio	17.2%	18.1%	29.6%	23.0%

Combined ratio	83.4%	80.2%	88.0%	84.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$88,150	$144,576	$129,752	$362,478
Net premiums written	$40,855	$127,893	$129,268	$298,016

Net premiums earned	$46,576	$135,186	$135,997	$317,759

Total revenues	$46,576	$135,186	$135,997	$317,759

Expenses
Net losses and loss expenses:
Current year	$43,142	$99,994	$76,480	$219,616
Prior years	(14,225)	(21,015)	(3,442)	(38,682)

Total net losses and loss expenses	28,917	78,979	73,038	180,934
Acquisition costs	(373)	7,301	30,857	37,785
General and administrative expenses	6,273	12,894	6,473	25,640

Total expenses	$34,817	$99,174	$110,368	$244,359

Underwriting Income	$11,759	$36,012	$25,629	$73,400

Net investment income				61,407
Net realized investment losses				(9,080)
Interest expense				(9,529)
Foreign exchange gain				561

Income before income taxes				$116,759

GAAP Ratios
Loss and loss expense ratio	62.1%	58.4%	53.7%	56.9%
Acquisition cost ratio	(0.8%)	5.4%	22.7%	11.9%
General and administrative expense ratio	13.5%	9.6%	4.8%	8.1%

Expense ratio	12.7%	15.0%	27.5%	20.0%

Combined ratio	74.8%	73.4%	81.2%	76.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$318,520	$435,492	$491,196	$1,245,208
Net premiums written	$137,479	$335,182	$491,067	$963,728

Net premiums earned	$137,055	$363,101	$373,188	$873,344

Total revenues	$137,055	$363,101	$373,188	$873,344

Expenses
Net losses and loss expenses:
Current year	$107,581	$264,754	$230,209	$602,544
Prior years	(37,296)	(42,110)	(7,672)	(87,078)

Total net losses and loss expenses	70,285	222,644	222,537	515,466
Acquisition costs	(374)	13,998	76,642	90,266
General and administrative expenses	24,341	49,894	29,450	103,685

Total expenses	$94,252	$286,536	$328,629	$709,417

Underwriting Income	$42,803	$76,565	$44,559	$163,927

Net investment income				222,718
Net realized investment losses				(12,161)
Interest expense				(28,337)
Foreign exchange gain				412

Income before income taxes				$346,559

GAAP Ratios
Loss and loss expense ratio	51.3%	61.3%	59.6%	59.0%
Acquisition cost ratio	(0.3%)	3.9%	20.5%	10.3%
General and administrative expense ratio	17.8%	13.7%	7.9%	11.9%

Expense ratio	17.5%	17.6%	28.4%	22.2%

Combined ratio	68.8%	78.9%	88.0%	81.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$374,830	$475,074	$529,010	$1,378,914
Net premiums written	$152,808	$414,812	$528,237	$1,095,857

Net premiums earned	$141,633	$400,488	$390,098	$932,219

Total revenues	$141,633	$400,488	$390,098	$932,219

Expenses
Net losses and loss expenses:
Current year	$107,135	$296,203	$231,056	$634,394
Prior years	(20,170)	(37,210)	(10,276)	(67,656)

Total net losses and loss expenses	$86,965	$258,993	$220,780	566,738
Acquisition costs	(2,631)	23,575	85,976	106,920
General and administrative expenses	18,233	35,873	18,112	72,218

Total expenses	$102,567	$318,441	$324,868	$745,876

Underwriting Income	$39,066	$82,047	$65,230	$186,343

Net investment income				178,351
Net realized investment losses				(24,488)
Interest expense				(23,056)
Foreign exchange gain				491

Income before income taxes				$317,641

GAAP Ratios
Loss and loss expense ratio	61.4%	64.7%	56.6%	60.8%
Acquisition cost ratio	(1.9%)	5.9%	22.0%	11.5%
General and administrative expense ratio	12.9%	8.9%	4.7%	7.7%

Expense ratio	11.0%	14.8%	26.7%	19.2%

Combined ratio	72.4%	79.5%	83.3%	80.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2007	DECEMBER 31, 2006
ASSETS
Fixed maturity investments available for sale, at fair value (amortized cost: 2007: $5,984,929; 2006: $5,188,379)	$6,022,625	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $280,696; 2006: $245,657)	310,715	262,557

Total investments	6,333,340	5,440,369
Cash and cash equivalents	329,862	366,817
Restricted cash	46,903	138,223
Securities lending collateral	795,486	304,742
Insurance balances receivable	320,070	304,261
Prepaid reinsurance	178,951	159,719
Reinsurance recoverable	674,398	689,105
Accrued investment income	44,223	51,112
Deferred acquisition costs	123,932	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	7,951	16,545
Net deferred tax assets	3,661	5,094
Other assets	42,032	40,347

TOTAL ASSETS	$8,904,729	$7,620,580

LIABILITIES
Reserve for losses and loss expenses	$3,831,962	$3,636,997
Unearned premiums	923,413	813,797
Unearned ceding commissions	30,822	23,914
Reinsurance balances payable	57,994	82,212
Securities lending payable	795,486	304,742
Balances due on purchase of investments	123,482	—
Senior notes	498,655	498,577
Accounts payable and accrued liabilities	30,140	40,257

TOTAL LIABILITIES	$6,291,954	$5,400,496

SHAREHOLDERS’ EQUITY
Common shares, par value $0.03 per share: 60,424,795 issued and outstanding (2006 - 60,287,696)	$1,812	$1,809
Additional paid-in capital	1,839,849	1,822,607
Retained earnings	708,197	389,204
Accumulated other comprehensive income:
net unrealized gains on investments, net of tax	62,917	6,464

TOTAL SHAREHOLDERS’ EQUITY	$2,612,775	$2,220,084

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,904,729	$7,620,580

Book value per share	$43.24	$36.82
Diluted book value per share	40.50	35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED INVESTMENT PORTFOLIO

	SEPTEMBER 30, 2007		JUNE 30, 2007		MARCH 31, 2007		DECEMBER 31, 2006		SEPTEMBER 30, 2006
	FAIR MARKET		FAIR MARKET		FAIR MARKET		FAIR MARKET		FAIR MARKET
	VALUE		VALUE		VALUE		VALUE		VALUE
MARKET VALUE
Fixed maturities available for sale	$6,022,625	95.1%	$5,689,348	96.2%	$5,407,813	95.3%	$5,177,812	95.2%	$5,283,799	95.4%
Other invested assets available for sale	310,715	4.9%	227,173	3.8%	263,993	4.7%	262,557	4.8%	256,997	4.6%

Total	$6,333,340	100.0%	$5,916,521	100.0%	$5,671,806	100.0%	$5,440,369	100.0%	$5,540,796	100.0%

ASSET ALLOCATION BY MARKET VALUE
U.S. government and agencies	$2,409,398	35.9%	$2,062,352	33.1%	$1,939,024	31.5%	$1,700,052	28.6%	$2,412,080	41.1%
Non-U.S. government securities	112,680	1.7%	105,397	1.7%	100,064	1.6%	97,319	1.6%	99,504	1.7%
Corporate securities	1,250,990	18.6%	1,191,679	19.1%	1,242,895	20.2%	1,318,136	22.2%	1,057,457	18.0%
Mortgage-backed securities	2,098,494	31.3%	2,123,124	34.0%	1,897,086	30.8%	1,823,907	30.7%	1,456,789	24.9%
Asset-backed securities	151,063	2.3%	206,796	3.3%	228,744	3.7%	238,398	3.9%	257,969	4.4%
Fixed income sub-total	6,022,625	89.8%	5,689,348	91.2%	5,407,813	87.8%	5,177,812	87.0%	5,283,799	90.1%
Global high-yield bond fund	80,765	1.2%	34,142	0.5%	33,968	0.6%	33,031	0.6%	31,724	0.5%
Hedge funds	229,950	3.4%	193,031	3.1%	230,025	3.7%	229,526	3.9%	225,273	3.9%
Cash & cash equivalents	376,765	5.6%	322,467	5.2%	489,097	7.9%	505,040	8.5%	321,719	5.5%

Total	$6,710,105	100.0%	$6,238,988	100.0%	$6,160,903	100.0%	$5,945,409	100.0%	$5,862,515	100.0%

CREDIT QUALITY BY MARKET VALUE
U.S. government and agencies	$2,409,398	40.0%	$2,062,351	36.3%	$1,939,024	35.9%	$1,700,052	32.8%	$2,412,080	45.7%
AAA/Aaa	2,580,781	42.8%	2,605,371	45.8%	2,416,429	44.7%	2,426,331	46.9%	2,005,127	37.9%
AA/Aa	450,219	7.5%	370,794	6.5%	377,225	7.0%	306,242	5.9%	274,377	5.2%
A/A	533,924	8.9%	609,453	10.7%	629,368	11.6%	699,267	13.5%	546,204	10.3%
BBB/Baa	48,303	0.8%	41,379	0.7%	45,767	0.8%	45,920	0.9%	46,011	0.9%

Total	$6,022,625	100.0%	$5,689,348	100.0%	$5,407,813	100.0%	$5,177,812	100.0%	$5,283,799	100.0%

STATISTICS
Annualized book yield, year to date	4.7%		4.7%		4.7%		4.5%		4.3%
Duration	3.2	years	3.0	years	2.9	years	2.8	years	3.0	years
Average credit quality (S&P)	AA		AA		AA		AA		AA

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RESERVES FOR LOSSES AND LOSS EXPENSES

	AT SEPTEMBER 30, 2007
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$250,052	$229,146	$211,262	$690,460
IBNR (net of reinsurance recoverable)	125,203	1,602,733	739,168	2,467,104

Total	$375,255	$1,831,879	$950,430	$3,157,564

IBNR/Total reserves (net of reinsurance recoverable)	33.4%	87.5%	77.8%	78.1%

	AT DECEMBER 31, 2006
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$284,284	$149,619	$197,366	$631,269
IBNR (net of reinsurance recoverable)	139,703	1,541,549	635,371	2,316,623

Total	$423,987	$1,691,168	$832,737	$2,947,892

IBNR/Total reserves (net of reinsurance recoverable)	32.9%	91.2%	76.3%	78.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CAPITAL STRUCTURE AND LEVERAGE RATIOS

	SEPTEMBER 30,	JUNE 30,	MARCH 31,	DECEMBER 31,	SEPTEMBER 30,
	2007	2007	2007	2006	2006
Senior notes/long-term debt	$498,655	$498,629	$498,602	$498,577	$498,543
Shareholders’ equity	2,612,775	2,418,186	2,355,978	2,220,084	2,094,872

Total capitalization	$3,111,430	$2,916,815	$2,854,580	$2,718,661	$2,593,415

Leverage ratios
Debt to total capitalization	16.0%	17.1%	17.5%	18.3%	19.2%

Closing shareholders’ equity	$2,612,775	$2,418,186	$2,355,978	$2,220,084	$2,094,872
Deduct/add: accumulated other comprehensive (income)/loss	(62,917)	25,663	(31,481)	(6,464)	(3,447)

Adjusted shareholders’ equity	$2,549,858	$2,443,849	$2,324,497	$2,213,620	$2,091,425

Net premiums written (trailing 12 months)	$1,174,467	$1,253,186	$1,236,937	$1,306,596	$1,309,428
Net premiums written (trailing 12 months) to adjusted shareholders’ equity	0.46	0.51	0.53	0.59	0.63

Total investments and cash & cash equivalents	$6,710,105	$6,238,988	$6,160,903	$5,945,409	$5,862,515
Total investments and cash & cash equivalents to adjusted shareholders’ equity	2.63	2.55	2.65	2.69	2.80

Reserve for losses and loss expenses	3,831,962	3,743,680	3,663,224	3,636,997	3,586,964
Deduct: reinsurance recoverable	(674,398)	(679,198)	(668,050)	(689,105)	(688,066)

Net reserve for losses and loss expenses	3,157,564	3,064,482	2,995,174	2,947,892	2,898,898
Net reserve for losses and loss expenses to adjusted shareholders’ equity	1.24	1.25	1.29	1.33	1.39

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
OPERATING INCOME RECONCILIATION AND
BASIC AND DILUTED EARNINGS PER SHARE INFORMATION

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	SEPTEMBER 30, 2007	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006
Net income	$108,959	$123,287	$113,921	$128,362	$113,985
Add:
Net realized investment losses	4,196	1,481	6,484	4,190	9,080
Foreign exchange (gain) loss	(976)	532	32	1,092	(561)

Operating income	$112,179	$125,300	$120,437	$133,644	$122,504

Weighted average common shares outstanding
Basic	60,413,019	60,397,591	60,333,209	60,284,459	58,376,307
Diluted	63,250,024	62,874,235	62,207,941	62,963,243	60,451,643

Basic per share data
Net income	$1.80	$2.04	$1.89	$2.13	$1.95
Add:
Net realized investment losses	0.08	0.02	0.11	0.07	0.16
Foreign exchange (gain) loss	(0.02)	0.01	—	0.02	(0.01)

Operating income	$1.86	$2.07	$2.00	$2.22	$2.10

Diluted per share data
Net income	$1.72	$1.96	$1.83	$2.04	$1.89
Add:
Net realized investment losses	0.07	0.02	0.11	0.06	0.15
Foreign exchange (gain) loss	(0.02)	0.01	—	0.02	(0.01)

Operating income	$1.77	$1.99	$1.94	$2.12	$2.03

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
OPERATING INCOME RECONCILIATION AND
BASIC AND DILUTED EARNINGS PER SHARE INFORMATION

	NINE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006
Net income	$346,167	$314,477
Add:
Net realized investment losses	12,161	24,488
Foreign exchange gain	(412)	(491)

Operating income	$357,916	$338,474

Weighted average common shares outstanding
Basic	60,381,867	52,900,664
Diluted	62,808,186	54,577,445

Basic per share data
Net income	$5.73	$5.94
Add:
Net realized investment losses	0.20	0.47
Foreign exchange gain	(0.00)	(0.01)

Operating income	$5.93	$6.40

Diluted per share data
Net income	$5.51	$5.76
Add:
Net realized investment losses	0.19	0.45
Foreign exchange gain	(0.00)	(0.01)

Operating income	$5.70	$6.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	SEPTEMBER 30, 2007	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006
Opening shareholders’ equity	$2,418,186	$2,355,978	$2,220,084	$2,094,872	$1,565,062
Add/deduct: accumulated other comprehensive loss/(income)	25,663	(31,481)	(6,464)	(3,447)	83,144

Adjusted opening shareholders’ equity	$2,443,849	$2,324,497	$2,213,620	$2,091,425	$1,648,206

Closing shareholders’ equity	$2,612,775	$2,418,186	$2,355,978	$2,220,084	$2,094,872
Deduct/add: accumulated other comprehensive (income)/loss	(62,917)	25,663	(31,481)	(6,464)	(3,447)

Adjusted closing shareholders’ equity	$2,549,858	$2,443,849	$2,324,497	$2,213,620	$2,091,425

Average shareholders’ equity	$2,496,854	$2,384,173	$2,269,059	$2,152,523	$1,869,816

Net income available to shareholders	$108,959	$123,287	$113,921	$128,362	$113,985
Annualized net income available to shareholders	435,836	493,148	455,684	513,448	455,940

Annualized return on average shareholders’ equity — net income available to shareholders	17.5%	20.7%	20.1%	23.9%	24.4%

Operating income available to shareholders	$112,179	$125,300	$120,437	$133,644	$122,504
Annualized operating income available to shareholders	448,716	501,200	481,748	534,576	490,016

Annualized return on average shareholders’ equity — operating income available to shareholders	18.0%	21.0%	21.2%	24.8%	26.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	NINE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006
Opening shareholders’ equity	$2,220,084	$1,420,266
Deduct/add: accumulated other comprehensive (income)/loss	(6,464)	25,508

Adjusted opening shareholders’ equity	$2,213,620	$1,445,774

Closing shareholders’ equity	$2,612,775	$2,094,872
Deduct: accumulated other comprehensive income	(62,917)	(3,447)

Adjusted closing shareholders’ equity	$2,549,858	$2,091,425

Average shareholders’ equity	$2,381,739	$1,768,600

Net income available to shareholders	$346,167	$314,477
Annualized net income available to shareholders	461,556	419,303

Annualized return on average shareholders’ equity — net income available to shareholders	19.4%	23.7%

Operating income available to shareholders	$357,916	$338,474
Annualized operating income available to shareholders	477,221	451,299

Annualized return on average shareholders’ equity — operating income available to shareholders	20.0%	25.5%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
DILUTED BOOK VALUE PER SHARE

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2007	2006	2006
Price per share at period end	$51.91	$43.63	$40.40

Total shareholders’ equity	2,612,775	2,220,084	2,094,872

Basic common shares outstanding	60,424,795	60,287,696	60,283,040

Add: unvested restricted share units	822,450	704,372	711,038

Add: Long-Term Incentive Plan (LTIP) share units	886,251	342,501	228,334

Add: dilutive options/warrants outstanding	6,738,093	6,695,990	6,704,402
Weighted average exercise price per share	$33.61	$33.02	$33.00
Deduct: options bought back via treasury method	(4,362,729)	(5,067,534)	(5,476,585)

Common shares and common share equivalents outstanding	64,508,860	62,963,025	62,450,229

Basic book value per common share	$43.24	$36.82	$34.75
Diluted book value per common share	$40.50	$35.26	$33.54

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006	SEPTEMBER 30, 2007	SEPTEMBER 30, 2006
Net investment income	76,133	61,407	222,718	178,351
(Add)/deduct: annual and non-recurring items	—	(119)	2,062	11,689

Net investment income, recurring	76,133	61,526	220,656	166,662

Annualized net investment income, recurring	304,532	246,104	294,208	222,216

(Deduct)/add: annual and non-recurring items	—	(119)	2,062	11,689

Normalized net investment income	304,532	245,985	296,270	233,905

Fixed maturity investments available for sale, amortized cost	5,737,857	4,907,653	5,188,379	4,442,040
Other invested assets, available for sale, cost	202,016	247,975	245,657	270,138
Cash and cash equivalents	270,571	223,602	366,817	172,379
Restricted cash	51,896	13,620	138,223	41,788
Balances receivable on sale of investments	53,089	2,433	16,545	3,633
Balances due on purchase of investments	(21)	(76,779)	—	—

Opening aggregate invested assets	6,315,408	5,318,504	5,955,621	4,929,978

Fixed maturity investments available for sale, amortized cost	5,984,929	5,289,411	5,984,929	5,289,411
Other invested assets, available for sale, cost	280,696	246,854	280,696	246,854
Cash and cash equivalents	329,862	270,848	329,862	270,848
Restricted cash	46,903	50,871	46,903	50,871
Balances receivable on sale of investments	7,951	70,174	7,951	70,174
Balances due on purchase of investments	(123,482)	(66,874)	(123,482)	(66,874)

Closing aggregate invested assets	6,526,859	5,861,284	6,526,859	5,861,284

Average aggregate invested assets	6,421,134	5,589,894	6,241,240	5,395,631

Annualized investment book yield	4.7%	4.4%	4.7%	4.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	SIX MONTHS ENDED	THREE MONTHS ENDED	YEAR ENDED
	JUNE 30, 2007	MARCH 31, 2007	DECEMBER 31, 2006
Net investment income	146,585	72,648	244,360
Deduct: annual and non-recurring items	2,062	2,062	—

Net investment income, recurring	144,523	70,586	244,360

Annualized net investment income, recurring	289,046	282,344	244,360

Add: annual and non-recurring items	2,062	2,062	—

Normalized net investment income	291,108	284,406	244,360

Fixed maturity investments available for sale, amortized cost	5,188,379	5,188,379	4,442,040
Other invested assets, available for sale, cost	245,657	245,657	270,138
Cash and cash equivalents	366,817	366,817	172,379
Restricted cash	138,223	138,223	41,788
Balances receivable on sale of investments	16,545	16,545	3,633
Balances due on purchase of investments	—	—	—

Opening aggregate invested assets	5,955,621	5,955,621	4,929,978

Fixed maturity investments available for sale, amortized cost	5,737,857	5,392,983	5,188,379
Other invested assets, available for sale, cost	202,016	246,500	245,657
Cash and cash equivalents	270,571	288,284	366,817
Restricted cash	51,896	200,813	138,223
Balances receivable on sale of investments	53,089	25,239	16,545
Balances due on purchase of investments	(21)	(46,517)	—

Closing aggregate invested assets	6,315,408	6,107,302	5,955,621

Average aggregate invested assets	6,135,515	6,031,462	5,442,800

Annualized investment book yield	4.7%	4.7%	4.5%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
REGULATION G
In presenting the company’s results, management has included and discussed certain non-GAAP financial measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
OPERATING INCOME
Operating income is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. See pages 18 and 19 for reconciliations of operating income to net income.
ANNUALIZED RETURN ON AVERAGE EQUITY (“ROAE”)
Annualized return on average equity is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See pages 20 and 21 for reconciliations of average equity.
ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY
Annualized operating return on average equity is calculated using 1) operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and 2) average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above. See pages 18 and 19 for reconciliations of net income to operating income and pages 20 and 21 for reconciliations of average equity.
DILUTED BOOK VALUE PER SHARE
The company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share. See page 22 for a reconciliation of diluted book value per share to basic book value per share.
ANNUALIZED INVESTMENT BOOK YIELD
Annualized investment book yield is calculated by dividing normalized net investment income by average aggregate invested assets at book value. In calculating annualized investment book yield, normalized net investment income for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net investment income. Normalized net investment income is adjusted for known annual or non-recurring items. The company utilizes and presents the investment yield in order to better disclose the performance of the company’s investments and to show the components of the company’s ROAE. ee pages 23 and 24 for reconciliations of annualized investment book yield.